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                                                                   Exhibit 99.13

                                                                        May 2001

Notice to Participants in the Western Resources, Inc. Employees' 401(k) Savings
                    Plan and the Protection One 401(k) Plan

Dear 401(k) Plan Participant:

   Westar Industries, Inc., a subsidiary of Western Resources, Inc., has announced a distribution (the "Rights Offering") to all shareholders of record of Western Resources common stock as of May 9, 2001, the record date. This distribution consists of nontransferable rights ("Rights") to purchase shares of common stock of Westar Industries. As a plan participant with assets invested in the Western Resources Common Stock Fund, you are eligible for this Rights Offering.

Details About the Rights Offering

   Enclosed you will find important materials relating to the Rights Offering. Please review them carefully before deciding whether to exercise the Rights available to you.

   For every six shares of Western Resources common stock that you held in your plan account at the close of business on May 9, 2001, you will receive one Right. Each Right entitles you to purchase one share of Westar Industries common stock at the subscription price of $10.00. In addition, you are eligible to purchase ("over-subscribe") up to five more shares of Westar Industries common stock for each Right you own, or 100 shares, whichever is greater. Any purchases that you elect will be made within your plan account using funds in your plan account, excluding balances in the Western Resources Common Stock Fund, and the Westar Industries shares you purchase will be allocated to your plan account.

If You Decide Not to Exercise Your Rights

   If you do not wish to exercise your Rights to purchase shares of Westar Industries common stock, you do not have to take any action. Your Rights will simply expire on the expiration date for the Rights Offering, and your plan account will be unaffected.

If You Decide to Exercise Your Rights

   If you wish to exercise your Rights to purchase shares of Westar Industries common stock, please complete and return the enclosed 401(k) Subscription Form in the enclosed reply envelope. Your form must be received by Alpine Fiduciary Services, the subscription agent, by 5 p.m., New York City time, on July 3, 2001, (unless the deadline is extended by Westar Industries). All instructions received from you will be held in confidence. Do not send checks or cash with your 401(k) Subscription Form. Please note that your 401(k) Subscription Form must be received earlier than the deadline for returning Subscription Certificates for Rights not received through the 401(k) Plan. The earlier date is necessary because Vanguard, as plan trustee, is the recordholder of the Western Resources shares held in the 401(k) Plan and is, therefore, the party that must exercise any Rights allocated to plan participants under the 401(k) Plan. The additional time is needed to enable Vanguard to process the elections by participants and exercise the Rights in accordance with those elections.

   You may not revoke any exercise of a Right unless the expiration date is extended by more than 30 days or a material change in the terms of the Rights Offering is made. The method of delivery of the 401(k) Subscription Form will be at your election and risk, but facsimile delivery will not be allowed. If you send the form by mail, it is recommended that you send it by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent by 5 p.m., New York City time on July 3, 2001.
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   The money needed to fund your purchase will be obtained by liquidating the appropriate number of shares from the investments in your plan account--except the Western Resources Common Stock Fund--on a prorated basis. If your plan account has insufficient assets to cover the cost of the Westar Industries shares you requested at the time the liquidation is made, your plan account will receive only the number of Westar Industries shares that can be purchased with the assets available in your account (exclusive of your assets in Western Resources Common Stock Fund). For an estimate of the assets you have available to purchase Westar Industries shares, call Vanguard(R) Participant Services at 1-800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., New York City time.

   If the Rights Offering is canceled, or if the over-subscription requests exceed the supply, your liquidated assets will be reallocated to your plan account, without earnings, according to your contribution allocation percentages. If you have not made a contribution allocation election, your assets will be deposited in Vanguard(R) Prime Money Market Fund.*

If You Exercise Your Rights, What Happens Next?

   If you exercise your Rights, the fund assets to cover your purchase will be sold in your plan account on July 9, 2001, and deposited in the newly created Westar Industries Common Stock Fund.

   Activity on the assets used to purchase Westar Industries common stock will be temporarily restricted. Loans, withdrawals, and distributions involving these assets will not be available from 4 p.m., New York City time, on July 9, 2001, until the Westar shares are received by Vanguard and offered for public trading. During this period your assets will be out of the market and will not accrue earnings or losses. Note that these temporary restrictions do not apply to the other investments in your plan account.

   When the Rights Offering is consummated, the shares of the Westar Industries common stock that you purchased will be held in the Westar Industries Common Stock Fund in your individual plan account. The new fund will be accounted for in units and administered in the same manner as the Western Resources Common Stock Fund.

   The Westar Industries Common Stock Fund will be closed to new investments, but you will be permitted to transfer (exchange) money out of the fund into the plan's other investment options, in accordance with normal plan procedures. The daily deadline for an exchange request will be 1 p.m., New York City time, and other trading restrictions may apply.

For More Information

   If you have questions about the Rights Offering, call Georgeson Shareholder, the information agent, at 1-888-388-2251.

   If you have general questions about your plan, please call Vanguard at 1-800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., New York City time, or visit www.vanguard.com.

   Vanguard Fiduciary Trust Company
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* An investment in a money market fund is not insured or guaranteed by the
 Federal Deposit Insurance Corporation or any other government agency. Although the fund seeks to preserve the value of your investment at $1 per share, it is possible to lose money by investing in the fund.

(C) 2001 The Vanguard Group, Inc. All rights reserved.

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